Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement (No. 333-[ • ]) on Form S-3 of our report dated March 18, 2019, with respect to the financial statements of Ampio Pharmaceuticals, Inc. as of and for the year ended December 31, 2018, filed on March 18, 2019, which includes an explanatory paragraph regarding the substantial doubt about Ampio Pharmaceuticals, Inc.’s ability to continue as a going concern.  We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Plante & Moran, PLLC

April 16, 2020

Denver, Colorado